Exhibit 99.1

DELEK US HOLDINGS, INC. ANNOUNCES RECORD
FIRST QUARTER 2007 RESULTS

•	Net Income Increases 62% Over Last Year
•	Merchandise Margin of 32.5%
•	Sour Crude Comprises 5% of Refinery Crude Throughput

BRENTWOOD, Tenn. - May 10, 2007 - Delek US Holdings, Inc. (NYSE: DK) today reported net income of $20.9 million, or $0.40 per diluted share, for the first quarter 2007 compared to $12.9 million, or $0.33 per diluted share for the first quarter 2006.

Uzi Yemin, President and Chief Executive Officer of Delek US, remarked, “We are pleased to report record first quarter earnings which built on the momentum of the strong operating performance in 2006. Achievements during the quarter included a record merchandise margin of 32.5% in our retail segment and the processing of over 2,500 barrels per day of West Texas sour crude at the Tyler refinery.”

Refining Segment: The refining segment contribution margin was $36.0 million for the first quarter of 2007 compared to $25.4 million for the first quarter of 2006. Net sales for the quarter were $353.9 million compared to $362.1 million for the same period last year. The refinery operating gross margin excluding inter-company marketing fees of $0.56 per barrel was $11.23 per barrel sold. Delek exceeded the U.S. Gulf Coast crack spread of $9.85 by $1.38 per barrel. This compares to a refinery operating gross margin of $8.81 per barrel sold, which was $0.68 above of the U.S. Gulf Coast 5-3-2 crack spread, for the same quarter of 2006.

During the quarter, total barrels sold were 55,851 barrels per day compared to 54,267 barrels a day for the same quarter last year, while total throughput was 57,313 barrels per day compared to 59,624 barrels per day for the same quarter last year. Total throughput was impacted by mid-cycle maintenance the refinery performed during the first quarter. Direct operating expenses for the quarter were $3.52 per barrel sold compared to $3.62 per barrel sold for the first quarter of 2006.

Retail Segment: The retail segment contribution margin was $11.9 million for the first quarter of 2007 compared to $10.4 million for the first quarter 2006. Net sales for the quarter were $331.0 million, an increase of 11% compared to the first quarter last year.

Merchandise sales for the quarter increased 12.4% to $81.8 million compared to $72.8 million for the first quarter of 2006, supported by a same store sales increase of 1.7%. The merchandise margin in the first quarter was a record 32.5% and represented a 200 basis point increase from the same quarter last year. This increase was driven in part by the 5.5% increase in the food and fountain service category same store sales.

The retail segment’s retail fuel sales for the first quarter of 2007 increased 11.4% to $232.1 million from $208.4 million for the same quarter of 2006, primarily due to a 13.6% increase in retail gallons sold to nearly 102.5 million.

Marketing Segment: The marketing segment contribution margin was $5.9 million for the first quarter of 2007. Net sales were $120.7 million, including $2.8 million of inter-company marketing fees and sales from the refinery segment on total sales volume of approximately 17,000 barrels per day.

Acquisition Update: During April, we completed the purchase of 101 of the 107 Favorite Markets stores. The Company is working toward the closing of the remaining six stores. In the meantime, we continue to operate the remaining stores pursuant to an operating and management agreement between the parties.

Conference Call: The Company will hold a conference call to discuss this release today at 11:30 a.m. eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.delekus.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at (706) 645-9291, code 6594774, and the replay will also be available on Delek’s website for 90 days.

About the Company: Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining, marketing and supply of refined products, and retail marketing of fuel and general merchandise. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The marketing and supply segment markets refined products through its terminals in Abilene, Texas and San Angelo, Texas as well as other third party terminals. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of company-operated retail fuel and convenience stores, operated under the MAPCO Express®, MAPCO Mart™, East Coast®, Discount Food Mart™ , Fast Food and Fuel™ and Favorite Markets® brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements: This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning our current estimates, expectations and projections about our future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: our competitive position and the effects of competition; the projected growth of the industry in which we operate; changes in the scope, costs, and/or timing of capital projects; management’s ability to execute its strategy of growth through acquisitions and transactional risks in acquisitions; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; risks and uncertainties with the respect to the quantities and costs of refined petroleum products supplied to our pipelines and/or held in our terminals; potential conflicts of interest between our majority stockholder and other stockholders; and other risks contained in our filings with the Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Investor Relations Contact:
Assi Ginzburg	Scott Brittain
Vice President of Strategic Planning	Kristina Korte
Delek US Holdings, Inc.	Corporate Communications Inc.
615-224-1179	615-254-3376

U.S. Media Contact:	Israel Media Contact:
Paula Lovell	Lior Chorev
Lovell Communications Inc.	Arad Communications
615-297-7766	011-972-3-644-0404
615-972-2964 (Cell)

Delek U.S. Holdings, Inc.
Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended March 31,
	2007	2006

Net Sales	$805.6	$659.8

Operating costs and expenses:
Cost of goods sold	706.3	583.3
Operating expenses	45.6	40.7
General and administrative expenses	12.2	6.9
Depreciation and amortization	7.0	4.4
Losses on forward contract activities	-	0.1
	771.1	635.4
Operating income	34.5	24.4

Interest expense	7.2	5.9
Interest income	(2.0)	(0.9)
Interest expense to related parties	-	0.7
Other expenses, net	0.6	(0.8)
	5.8	4.9

Income before income tax expense	28.7	19.5
Income tax expense	7.8	6.6

Net income	$20.9	$12.9

Basic earnings per share	$0.41	$0.33

Diluted earnings per share	$0.40	$0.33

Weighted average common shares outstanding:
Basic	51,139,869	39,389,869
Diluted	52,153,729	39,389,869

Dividends declared per common share outstanding(1)	$0.2725	$-

(1)During the three months ended March 31, 2007, Delek declared three dividends totaling $0.2725 per common share and paid dividends of $0.0375 per common share.

Delek U.S. Holdings, Inc.
Balance Sheet and Cash Flow Highlights
(In millions, except share and per share data)

	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents and investments	$276.1	$174.8
Other current assets	235.9	235.8
Total current assets	512.0	410.6

Property, plant and equipment, net	426.1	424.7

Other non-current assets	113.2	114.1
Total assets	$1,051.3	$949.4

Liabilities and shareholders' equity
Current liabilities:
Accounts Payable	$188.5	$175.5
Current portion of long-term debt	28.3	21.0
Accrued expenses and other current liabilities	45.9	34.4
Total current liabilities	262.7	230.9

Non-current liabilities:
Long-term debt, net of current portion	328.2	265.6
Other non-current liabilities	70.6	70.7
Total non-current liabilities	398.8	336.3

Shareholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
0 shares issued and outstanding	-	-
Common stock, $0.01 par value, 110,000,000 shares authorized,
51,139,869 shares issued and outstanding	0.5	0.5
Additional paid-in capital	212.6	211.9
Retained earnings	176.7	169.8
Total shareholders' equity	389.8	382.2
Total liabilities and shareholders' equity	$1,051.3	$949.4

	Three Months Ended March 31,
	2007	2006

Net cash provided by (used in) operating activities	42.3	(8.1)

Net cash provided by investing activities:	24.0	15.3

Net cash provided by (used in) investing activities	67.2	(0.3)

Net increase in cash and cash equivalents	133.5	6.9
Cash and cash equivalents at the beginning of the period	101.6	62.6
Cash and cash equivalents at the end of the period	$235.1	$69.5

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest, net of capitalized interest of $0.2 million in 2007	$4.2	$5.7
Income taxes	$-	$0.6
Dividend Payable ($0.235 per share)	$12.0	$-

DELEK US HOLDINGS, INC. AND SUBSIDIARIES
Segment Statistics

	Three Months Ended March 31,
	2007	2006
REFINING SEGMENT:
Days operated in period	90	90
Total sales volume (average barrels per day)	55,851	54,267

Products manufactured (average barrels per day):
Gasoline	31,358	29,424
Diesel/Jet	20,665	23,838
Petrochemicals, LPG, NGLs	1,741	2,116
Other	2,102	3.341
Total production	55,866	58,719

Throughput (average barrels per day):
Crude oil	53,052	58,008
Other feedstocks	4,261	1,616
Total throughput	57,313	59,624

Per barrel of sales:
Refining operating margin (1)	$10.67	$8.81
Refining operating margin excluding inter-company
Marketing service fees(2)	$11.23	$8.81
Direct operating expenses	$3.52	$3.62

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$58.29	$63.34
US Gulf Coast 5-3-2 crack spread (per barrel)	$9.85	$8.13
US Gulf Coast Unleaded Gasoline (per gallon)	$1.63	$1.70
Low sulfur diesel (per gallon)	$1.75	$1.81
Natural gas — (per MMBTU)	$7.19	$7.73

Three Months Ended March 31,
2007
MARKETING SEGMENT:
Days operated in period	90
Total sales volume (average barrels per day)	16,978
Products sold (average barrels per day):
Gasoline	7,757
Diesel/Jet	9,142
Other	79
Total sales	16,978
Direct Operating Expenses (per barrel of sales)	$0.15

	Three Months Ended March 31,
	2007	2006
RETAIL SEGMENT:
Number of stores (end of period)	395	349
Average number of stores	394	349
Retail fuel sales (thousands of gallons)	102,497	90,208
Average retail gallons per average number of stores (in thousands)	260	258
Retail fuel margin ($ per gallon)	$0.123	$0.119
Merchandise sales (in thousands)	$81,793	$72,788
Merchandise margin %	32.5%	30.5%
Credit expense (% of gross margin) (3)	8.0%	7.8%
Merchandise and cash over/short (% of net sales) (4)	0.3%	0.3%
Operating expense/merchandise sales plus total gallons (5)	14.4%	13.4%

(1)
Refining operating margin per barrel is calculated by dividing the margin between net sales and cost of crude oil, feedstocks and related transportation by the total barrels sold at our refinery. Industry-wide refining results are driven and measured by the margins between refined petroleum product prices and the prices for crude oil, which are referred to as crack spreads: the differential in price between a representative barrel of benchmark refined petroleum products, such as gasoline or heating oil, and a barrel of benchmark crude oil. The US Gulf Coast 5-3-2 crack spread represents the differential between Platt’s quotations for 3/5 of a barrel of US Gulf Coast Pipeline 87 Octane Conventional Gasoline and 2/5 of a barrel of US Gulf Coast Pipeline No. 2 Heating Oil (high sulfur diesel) on the one hand, and the first month futures price of 5/5 of a barrel of light sweet crude oil on the New York Mercantile Exchange, on the other hand. We compare our refining operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.

(2)	Excludes inter-company marketing services fees of $2.8 million for the three months ended March 31, 2007, from Refining to Marketing segment.
(3)	Consists of third party credit, debit and fuel card processing fees as a percentage of gross margin.
(4)	Merchandise and cash over/short as a percentage of net sales is a measure of merchandise loss or theft, motor fuel theft and cash shortages as a percentage of net sales.
(5)
Operating expense for our retail segment divided by merchandise sales plus total gallons sold is a ratio we use to measure store operating performance — especially operating expense control. Total gallons are used rather than net fuel sales to eliminate the volatility of fuel prices in the calculation and improve comparability.

DELEK US HOLDINGS, INC. AND SUBSIDIARIES
Segment Data
(In millions)

The following is a summary of business segment operating performance as measured by contribution margin for the period indicated:

		For the Three Months Ended March 31, 2007
				Corporate,
				Other and
	Refining	Retail	Marketing	Eliminations	Consolidated
Net sales(excluding inter-company	$356.7	$331.0	$117.9	$-	$805.6
marketing fees and sales)
Inter-company marketing fees and sales	(2.8)	-	2.8	-	-
Operating costs and expenses:
Cost of goods sold	300.2	291.5	114.6	-	706.3
Operating expenses	17.7	27.6	.2	0.1	45.6
Segment contribution margin	36.0	11.9	5.9	(0.1)	53.7
General and administrative expenses					12.2
Depreciation and amortization					7.0
Operating income					$34.5

		For the Three Months Ended March 31, 2006
				Corporate,
				Other and
	Refining	Retail		Eliminations	Consolidated
Net sales	$362.1	$297.6	-	$0.1	$659.8
Operating costs and expenses:			-
Cost of goods sold	319.0	264.3	-	-	583.3
Operating expenses	17.7	22.9	-	0.1	40.7
Segment contribution margin	25.4	10.4	-	-	35.8
General and administrative expenses			-		6.9
Depreciation and amortization			-		4.4
Gains on forward contract activities			-		0.1
Operating income			-		$24.40

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